EXHIBIT 99.1

AMENDED AND RESTATED JOINT FILING AGREEMENT

This Agreement shall amend and restate the Joint Filer Agreement, by and among the undersigned, dated December 3, 2014.

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) any filings under Section 16 of the Exchange Act, with respect to the common stock of The Grilled Cheese Truck, Inc., and that this agreement be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D or Section 16 of the Exchange Act (including any and all amendments thereto), and for the accuracy and completeness of the information concerning such party contained therein. However, no party is responsible for the accuracy of completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of this 27th day of January, 2015.

SODAK OFFERINGS IV, LLC

By:	/s/ Robert O. Mayer
Robert O. Mayer
Investment Manager

By:	/s/ Roland W. Gentner
Roland W. Gentner, an Individual

By:	/s/ Robert O. Mayer
Robert O. Mayer, an Individual